EXHIBIT 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
October 17, 2025

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE third QUARTER OF 2025

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the third quarter of 2025 of $4.6 million, or $0.51 per share, compared to $2.2 million, or $0.25 per share, earned in the third quarter of 2024.  For the nine months ended September 30, 2025, net income for the Company totaled $12.5 million, or $1.41 per share, compared to $6.7 million, or $0.75 per share earned in the same period of 2024. The increase in earnings is primarily due to an increase in net interest income. Net interest income increased due to higher yields on loans and investments, combined with a lower cost of funds driven by declining market rates and reduced borrowings.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Net income (in thousands)	$4,559	$2,217	$12,513	$6,705
Earnings per share - basic and diluted	$0.51	$0.25	$1.41	$0.75
Return on average assets	0.88%	0.42%	0.79%	0.42%
Return on average equity	9.31%	5.12%	8.92%	5.37%
Efficiency ratio	61.76%	77.87%	64.10%	78.47%
Net interest margin	2.83%	2.21%	2.67%	2.16%

COMPANY STOCK HIGHLIGHTS (unaudited)

As of or for the
three months ended
September 30,
Company Stock (ATLO)	2025

Closing price	$20.22
Price range	$17.75 - 20.89
Book value per common share	$22.56
Cash dividend declared	$0.20
Dividend yield	3.96%

BALANCE SHEET HIGHLIGHTS (unaudited)

	September 30,
(Dollars in thousands)	2025	2024

Assets	$2,107,999	$2,123,173
Loans receivable, net	1,275,794	1,295,773
Deposits	1,832,819	1,801,721
Stockholders' equity	200,592	183,394
Capital ratio	9.52%	8.64%

Third Quarter 2025 Results:

Third quarter 2025 loan interest income was $658 thousand higher than third quarter 2024 and was primarily due to improved yield on the loan portfolio. Interest income from investment securities increased by $289 thousand during this same period due to maturities reinvested at higher rates. Deposit interest expense decreased $1.1 million during this same period due primarily to decreases in market rates. Other borrowed funds interest expense decreased $726 thousand during the same period due primarily to reduced borrowings. Third quarter 2025 net interest income totaled $14.0 million, an increase of $3.0 million, or 26.8%, compared to the same quarter a year ago. These factors were the primary contributors to the Company’s net interest margin improving to 2.83% for the quarter ended September 30, 2025 as compared to 2.21% for the quarter ended September 30, 2024 and 2.65% for the quarter ended June 30, 2025.

A credit loss expense of $627 thousand was recognized in the third quarter of 2025 as compared to $371 thousand in the third quarter of 2024. Net loan recoveries for the quarter ended September 30, 2025 totaled $344 thousand compared to net loan charge-offs totaled $10 thousand for the quarter ended September 30, 2024. The credit loss expense in 2025 was primarily due to an increase in specific reserves in the commercial real estate and operating loan portfolios. The recovery in the third quarter 2025 was on a commercial loan relationship that was charged off in the second quarter 2025.

Noninterest income for the third quarter of 2025 totaled $2.5 million as compared to $2.4 million in the third quarter of 2024, an increase of 5.0%. The increase is primarily due to an increase in wealth management income due to growth in assets under management and new account relationships.

Noninterest expense for the third quarter of 2025 totaled $10.2 million compared to $10.5 million recorded in the third quarter of 2024, a decrease of 2.5%. The decrease in noninterest expense is primarily due to $449 thousand of consultant fees for certain contract negotiations completed in 2024. The efficiency ratio was 61.76% for the third quarter of 2025 as compared to 77.87% in the third quarter of 2024. The efficiency ratio continues to improve as net interest margin increases and noninterest expense is lower than the prior year.

Income tax expense for the third quarter of 2025 totaled $1.2 million compared to $397 thousand recorded in the third quarter of 2024. The effective tax rate was 20% and 15% for the quarters ended September 30, 2025 and 2024, respectively. The lower than expected tax rate in 2025 and 2024 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Nine Months 2025 Results:

For the nine months ended September 30, 2025 loan interest income was $2.0 million higher than the first nine months of 2024 and was primarily due to improved yield on the loan portfolio. Interest-bearing deposits with banks and federal funds sold interest income increased by $1.2 million during this same period due to higher average balances. Deposit interest expense decreased $2.1 million during this same period due primarily to decreases in market rates. Other borrowed funds interest expense decreased $2.4 million during the same period due primarily to reduced borrowings. The net interest income for the nine months ended September 30, 2025 totaled $40.4 million, an increase of $7.6 million, or 23.1%, compared to the same period a year ago. These factors were the primary contributors to the Company’s net interest margin improving to 2.67% for the nine months ended September 30, 2025 as compared to 2.16% for the nine months ended September 30, 2024.

A credit loss expense of $1.7 million was recognized in the nine months ended September 30, 2025 as compared to $722 thousand in the nine months ended September 30, 2024. Net loan charge-offs for the nine months ended September 30, 2025 totaled $812 thousand compared to net loan charge-offs of $6 thousand for the nine months ended September 30, 2024. The credit loss expense in 2025 was primarily due to an increase in specific reserves in the commercial real estate and operating loan portfolios. The charge-offs in 2025 were primarily related to one commercial loan relationship.

Noninterest income for the nine months ended September 30, 2025 totaled $7.7 million as compared to $7.2 million in the nine months ended September 30, 2024, an increase of 7.1%. The increase in noninterest income is primarily due to an increase in wealth management income due to growth in assets under management and new account relationships.

Noninterest expense for the nine months ended September 30, 2025 totaled $30.9 million compared to $31.4 million recorded in the nine months ended September 30, 2024, a decrease of 1.8%. The decrease in noninterest expense is primarily due to $799 thousand of consultant fees for certain contract negotiations completed in 2024. The efficiency ratio was 64.10% for the nine months ended September 30, 2025 as compared to 78.47% in the nine months ended September 30, 2024. The efficiency ratio continues to improve as net interest margin increases and noninterest expense is lower than the prior year.

Income tax expense for the nine months ended September 30, 2025 totaled $3.1 million compared to $1.2 million recorded in the nine months ended September 30, 2024. The effective tax rate was 20% and 15% for the nine months ended September 30, 2025 and 2024, respectively. The lower than expected tax rate in 2025 and 2024 was primarily due to tax-exempt interest income and New Markets Tax Credits.

Balance Sheet Review:

As of September 30, 2025, total assets were $2.1 billion, a decrease of $15.2 million, as compared to September 30, 2024. The decrease in assets was primarily due to a decrease in securities available-for-sale and loans receivable, partially offset by an increase in interest-bearing deposits in financial institutions.

Securities available-for-sale as of September 30, 2025 decreased to $650.7 million from $688.6 million as of September 30, 2024. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases, partially offset by lower unrealized losses in the investment portfolio. The Company's investment portfolio had an expected duration of 3.0 years as of September 30, 2025. There are approximately $96 million of investments maturing within one year at an average yield of approximately 1.5%.

Net loans as of September 30, 2025 decreased to $1.28 billion as compared to $1.30 billion as of September 30, 2024, a decrease of 1.5%. Substandard loans were $29.7 million and $28.3 million as of September 30, 2025 and 2024, respectively. The increase in substandard loans is primarily due to one multi-family real estate loan with an increase in vacancy rates. Substandard-impaired loans were $18.8 million and $16.9 million as of September 30, 2025 and 2024, respectively. The increase in substandard-impaired loans is primarily due to weakening in the commercial real estate and agricultural loan portfolios. Some commercial real estate loans are experiencing a decline in occupancy rates and collateral valuation, while the agricultural portfolio was primarily impacted by one agricultural loan relationship. There are approximately $315 million of loans maturing within one year at an average yield of approximately 5.8%.

The allowance for credit losses on September 30, 2025 totaled $18.0 million or 1.39% of loans, compared to $17.6 million, or 1.34% of loans, as of September 30, 2024. The increase in the allowance for credit losses is primarily due to an increase in specific reserves.

Deposits totaled $1.83 billion as of September 30, 2025, a increase of 1.7%, compared to $1.80 billion recorded as of September 30, 2024. The increase in deposits is primarily due to an increase in time deposits and public funds, partially offset by lower balances in retail and commercial checking and money market accounts as customers seek higher interest rates. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.  Approximately 16% of deposits are tied to external indexes as of September 30, 2025. Deposit interest expense related to these deposits can be more volatile than other deposit products in a changing interest rate environment.

Other borrowings decreased to $23.5 million as of September 30, 2025 compared to $83.1 million as of September 30, 2024. The Company has continued to reduce borrowings as investments have matured.

The Company’s stockholders’ equity represented 9.5% of total assets as of September 30, 2025 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $200.6 million as of September 30, 2025, compared to $183.4 million as of September 30, 2024. The increase in stockholders’ equity of $17.2 million was primarily the result of a decrease in unrealized losses on the investment portfolio and retention of net income in excess of dividends.

Share Repurchase Program

For the period July 1, 2025 through September 30, 2025, under the repurchase program that was announced in November 2024, which allowed for the repurchase of 100,000 shares of common stock, the Company repurchased 6,522 shares of its common stock at an average price of $18.73 per share and a total cost of $122 thousand.  There were no remaining shares available to be repurchased under that repurchase program as of September 30, 2025.

A stock repurchase program was announced in August 2025, authorizing the repurchase of 200,000 shares of common stock.  There were 200,000 shares available to be repurchased under that repurchase program as of September 30, 2025.

The weighted average outstanding shares for the three months ended September 30, 2025 and 2024 was 8,894,152 and 8,992,167, respectively. The weighted average outstanding shares for the nine months ended September 30, 2025 and 2024 was 8,903,933 and 8,992,167, respectively. The Company had no potentially dilutive securities outstanding during the periods presented.

Cash Dividend Announcement

On August 13, 2025, the Company declared a quarterly cash dividend on common stock, payable on September 15, 2025 to stockholders of record as of September 1, 2025, equal to $0.20 per share.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; the imposition of tariffs and retaliatory tariffs; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2024. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)
(in thousands, except share and per share data)

	September 30,	September 30,
ASSETS	2025	2024

Cash and due from banks	$22,706	$22,660
Interest-bearing deposits in financial institutions and federal funds sold	85,455	36,309
Total cash and cash equivalents	108,161	58,969
Interest-bearing time deposits	5,678	6,167
Securities available-for-sale	650,660	688,595
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	2,891	5,186
Loans receivable, net	1,275,794	1,295,773
Loans held for sale	888	338
Bank premises and equipment, net	21,008	21,858
Accrued income receivable	15,001	15,261
Bank-owned life insurance	3,279	3,193
Deferred income taxes, net	8,606	11,138
Intangible assets, net	861	1,170
Goodwill	12,424	12,424
Other assets	2,748	3,101

Total assets	$2,107,999	$2,123,173

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$310,155	$335,469
Interest-bearing checking	658,686	612,017
Savings and money market	526,935	535,096
Time, $250 and over	92,330	79,538
Other time	244,713	239,601
Total deposits	1,832,819	1,801,721

Securities sold under agreements to repurchase	40,623	42,756
Other borrowings	23,502	83,101
Dividends payable	-	1,798
Accrued interest payable	2,485	3,045
Accrued expenses and other liabilities	7,978	7,358
Total liabilities	1,907,407	1,939,779

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,892,167 and 8,992,167 shares as of September 30, 2025 and 2024, respectively	17,784	17,984
Additional paid-in capital	12,798	14,253
Retained earnings	191,235	180,505
Accumulated other comprehensive (loss)	(21,225)	(29,348)
Total stockholders' equity	200,592	183,394

Total liabilities and stockholders' equity	$2,107,999	$2,123,173

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Interest and dividend income:
Loans, including fees	$17,409	$16,751	$50,750	$48,793
Securities:
Taxable	3,344	2,985	9,300	9,104
Tax-exempt	411	481	1,314	1,524
Other interest and dividend income	689	495	3,092	1,937
Total interest and dividend income	21,853	20,712	64,456	61,358

Interest expense:
Deposits	7,173	8,278	21,979	24,037
Other borrowed funds	631	1,357	2,047	4,466
Total interest expense	7,804	9,635	24,026	28,503

Net interest income	14,049	11,077	40,430	32,855

Credit loss expense	627	371	1,697	722

Net interest income after credit loss expense	13,422	10,706	38,733	32,133

Noninterest income:
Wealth management income	1,374	1,242	4,336	3,913
Service fees	402	399	1,150	1,062
Securities gains (losses), net	-	-	-	(165)
Gain on sale of loans held for sale	170	112	395	361
Merchant and card fees	342	426	1,082	1,211
Other noninterest income	246	234	759	827
Total noninterest income	2,534	2,413	7,722	7,209

Noninterest expense:
Salaries and employee benefits	6,374	6,291	19,226	18,965
Data processing	1,497	1,475	4,305	4,478
Occupancy expenses, net	754	745	2,254	2,238
FDIC insurance assessments	253	281	788	878
Professional fees	412	867	1,437	2,190
Business development	335	318	1,018	983
Intangible asset amortization	76	86	230	259
New market tax credit projects amortization	192	174	575	523
Other operating expenses, net	348	268	1,034	925
Total noninterest expense	10,241	10,505	30,867	31,439

Income before income taxes	5,715	2,614	15,588	7,903

Provision for income taxes	1,156	397	3,075	1,198

Net income	$4,559	$2,217	$12,513	$6,705

Basic and diluted earnings per share	$0.51	$0.25	$1.41	$0.75

Dividends declared per share	$0.20	$0.20	$0.40	$0.74

AVERAGE BALANCES AND INTEREST RATES (unaudited)

The following two tables are used to calculate the Company’s non-GAAP net interest margin on a fully taxable equivalent (FTE) basis. The first table includes the Company’s average assets and the related income to determine the average yield on earning assets. The second table includes the average liabilities and related expense to determine the average rate paid on interest-bearing liabilities. The net interest margin is equal to interest income less interest expense divided by average earning assets.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended September 30,

	2025			2024

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
ASSETS
(dollars in thousands)
Interest-earning assets
Loans (1)
Commercial	$ 95,115	$ 1,533	6.45%	$ 89,633	$ 1,425	6.36%
Agricultural	125,778	2,218	7.05%	122,642	2,356	7.68%
Real estate	1,054,016	13,430	5.10%	1,073,945	12,750	4.75%
Consumer and other	16,769	228	5.44%	17,064	220	5.16%

Total loans (including fees)	1,291,678	17,409	5.39%	1,303,284	16,751	5.14%

Investment securities
Taxable	568,730	3,344	2.35%	596,141	2,985	2.00%
Tax-exempt (2)	75,281	520	2.77%	91,221	609	2.67%
Total investment securities	644,011	3,864	2.40%	687,362	3,594	2.09%

Interest-bearing deposits with banks and federal funds sold	65,313	689	4.22%	39,456	495	5.02%

Total interest-earning assets	2,001,002	$ 21,962	4.39%	2,030,102	$ 20,840	4.11%

Noninterest-earning assets	65,634			72,650

TOTAL ASSETS	$ 2,066,636			$ 2,102,752

(1) Average loan balances include nonaccrual loans, if any. Interest income collected on nonaccrual loans has been included.

(2) Tax-exempt income has been adjusted to a tax-equivalent basis using an incremental tax rate of 21%.

AVERAGE BALANCE SHEETS AND INTEREST RATES

	Three Months Ended September 30,

	2025			2024

	Average	Revenue/	Yield/	Average	Revenue/	Yield/
	balance	expense	rate	balance	expense	rate
LIABILITIES AND STOCKHOLDERS' EQUITY
(dollars in thousands)
Interest-bearing liabilities
Deposits
Interest-bearing checking, savings accounts and money markets	$ 1,140,317	$ 4,031	1.41%	$ 1,146,461	$ 4,982	1.74%
Time deposits	336,692	3,142	3.73%	312,034	3,296	4.23%
Total deposits	1,477,009	7,173	1.94%	1,458,495	8,278	2.27%
Other borrowed funds	71,223	631	3.54%	120,234	1,357	4.51%

Total interest-bearing liabilities	1,548,232	7,804	2.02%	1,578,729	9,635	2.44%

Noninterest-bearing liabilities
Noninterest-bearing checking	310,424			337,604
Other liabilities	12,217			13,244

Stockholders' equity	195,763			173,175

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 2,066,636			$ 2,102,752

Net interest income (FTE)(3)		$ 14,158			$ 11,205
Net interest spread (FTE)			2.37%			1.67%
Net interest margin (FTE)(3)			2.83%			2.21%

(3) Net interest income (FTE) is a non-GAAP financial measure.

Non-GAAP Financial Measures

This report contains references to financial measures that are not defined in GAAP. Such non-GAAP financial measures include the Company’s presentation of net interest income and net interest margin on an FTE basis. Management believes these non-GAAP financial measures are widely used in the financial institutions industry and provide useful information to both management and investors to analyze and evaluate the Company’s financial performance. Limitations associated with non-GAAP financial measures include the risks that persons might disagree as to the appropriateness of items included in these measures and that different companies might calculate these measures differently. These non-GAAP disclosures should not be considered an alternative to the Company’s GAAP results. The following table reconciles the non-GAAP financial measures of net interest income and net interest margin on an FTE basis to GAAP (dollars in thousands).

	Three Months Ended September 30,
	2025	2024
Reconciliation of net interest income and annualized net interest margin on an FTE basis to GAAP:
Net interest income (GAAP)	$ 14,049	$ 11,077
Tax-equivalent adjustment (1)	109	128
Net interest income on an FTE basis (non-GAAP)	14,158	11,205
Average interest-earning assets	$ 2,001,002	$ 2,030,102
Net interest margin on an FTE basis (non-GAAP)	2.83%	2.21%

(1) Computed on a tax-equivalent basis using an incremental federal income tax rate of 21 percent, adjusted to reflect the effect of the tax-exempt interest income associated with owning tax-exempt securities and loans.